Exhibit 23.1

SALISBURY BANCORP, INC.

CONSENT OF BAKER NEWMAN & NOYES, LLC.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160767 on Form S-3, Registration Statement No. 333-152930 on Form S-3D, Registration Statement No. 333-218089 on Form S-8 and Registration Statement No. 333-152930 filed as a Prospectus pursuant to Rule 424(b)(3) of Salisbury Bancorp, Inc. and Subsidiary of our report dated March 15, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Salisbury Bancorp, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of Salisbury Bancorp, Inc. and Subsidiary for the year ended December 31, 2017.

/s/ Baker Newman & Noyes LLC

Portsmouth, New Hampshire

March 15, 2018